EXHIBIT 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 617 570 1000

September 9, 2024

AvalonBay Communities, Inc.

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

Re:       Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-277313) (as amended or supplemented, the “Registration Statement”) filed on February 23, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AvalonBay Communities, Inc., a Maryland corporation (the “Company”), of any combination of securities of the types specified therein. The Registration Statement became effective upon filing with the Commission on February 23, 2024.

Reference is made to our opinion letter dated February 23, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 6, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 3,680,000 shares (the “Total Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), covered by the Registration Statement, which amount includes an option granted to the underwriters to purchase up to an additional 480,000 shares of Common Stock. The Total Shares are being offered and sold pursuant to (i) the underwriting agreement, dated as of September 5, 2024 (the “Underwriting Agreement”), by and among the Company, Goldman Sachs & Co. LLC, BofA Securities, Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, in their capacities as underwriters, Goldman Sachs & Co. LLC, BofA Securities, Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, in their capacities as forward sellers (together, the “Forward Sellers”), and Goldman Sachs & Co. LLC, Bank of America, N.A., Deutsche Bank AG, London Branch and Morgan Stanley & Co. LLC, in their capacities as forward purchasers (together, the “Forward Purchasers”), (ii) the master forward confirmations and related supplemental forward confirmations, each dated September 5, 2024, by and between the Company and each of the Forward Purchasers (each master forward confirmation and related supplemental confirmation, an “Initial Forward Sale Agreement”) and (iii) the additional master forward confirmations and related supplemental forward confirmations, each dated September 6, 2024, by and between the Company and each of the Forward Purchasers (each additional master forward and related supplemental confirmation, an “Option Forward Sale Agreement” and such Option Forward Sale Agreements, collectively with the Initial Forward Sale Agreements, the “Forward Sale Agreements”). Pursuant to the Underwriting Agreement, the Total Shares will consist of shares of Common Stock borrowed by the Forward Purchasers (or their affiliates) from third parties (the “Borrowed Shares”) and sold by the Forward Sellers pursuant to one or more forward transactions (the “Forwards”). The Forwards are to be governed by the terms of the relevant Forward Sale Agreement pursuant to which the Forward Purchasers have agreed to purchase from the Company (subject to the Company’s right to elect cash settlement or net share settlement), a number of shares of Common Stock equal to the number of Borrowed Shares sold by the relevant Forward Seller pursuant to the Underwriting Agreement (the “Forward Settlement Shares”), subject to adjustment as set forth therein, for a purchase price equal to the price set forth in the Underwriting Agreement.

AvalonBay Communities, Inc.
September 9, 2024

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of Forward Settlement Shares subject to the Forwards that have not then settled.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Forward Settlement Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Underwriting Agreement and the relevant Forward Sale Agreement (including in net share settlement of a Forward Sale Agreement), will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 9, 2024, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP